Exhibit 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Jonathan R. Potter
Senior Director, Corporate Communications	(212) 453-2406
(781) 860-8533	potterj@fleishman.com
eileen.mcintyre@cubist.com

CUBIST PHARMACEUTICALS’ CUBICIN APPROVED FOR ADDITIONAL INDICATIONS
IN THE EU

Lexington, MA, September 6, 2007 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) said today that its IV antibiotic CUBICIN® (daptomycin for injection) is now approved for additional indications in the EU. These remarks were made by Michael W. Bonney, Cubist’s President and CEO, during a web cast at the Thomas Weisel Partners Healthcare Conference in Boston. The new EU approval, announced yesterday by Novartis, Cubist’s exclusive licensee in the EU and certain other parts of the world for marketing CUBICIN, is based on data from Cubist’s landmark Staphylococcus aureus (S. aureus) bacteremia and endocarditis trial.

The two new indications approved for marketing in the EU at 6 mg/kg are right-sided infective endocarditis (RIE) due to S. aureus, and S. aureus bacteremia, when associated with RIE or with complicated skin and soft-tissue infections (cSSTI). CUBICIN was originally approved by the European Commission in January 2006 for use in treating cSSTI infections caused by certain Gram-positive bacteria.

To hear the full remarks from the Thomas Weisel Partners Healthcare Conference, please click the following link for the archive: http://www.veracast.com/webcasts/twp/healthcare07/63206303.cfm.  The presentation link will be archived for 30 days, and is also available at our website www.cubist.com in the Investor Relations Conference Calendar tab.

About CUBICIN
CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. for the treatment of complicated skin and skin structure infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only).  CUBICIN is also approved in the U.S. as therapy for bloodstream infections (bacteremia), including right-sided endocarditis, caused by S. aureus.  CUBICIN is not indicated for the treatment of pneumonia.  Most adverse events reported in clinical trials were mild to moderate in intensity.  The most common were anemia, constipation, diarrhea, nausea, vomiting, injection site reactions, and headache.  To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN. For full prescribing information, visit www.cubicin.com.

About Cubist
Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides.  The Cubist product pipeline includes pre-clinical programs that address unmet medical need in Gram-positive infections, Gram-negative infections, and CDAD (Clostridium difficile-associated diarrhea).  Cubist is headquartered in Lexington, MA.  Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement
Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i)  the level of acceptance of CUBICIN by physicians, patients, third-party payors and the medical community; (ii)   any changes in the current or anticipated market demand or medical need for CUBICIN; (iii)   any unexpected adverse events related to CUBICIN, particularly as CUBICIN is used in the treatment of a growing number of patients around the world; (iv)  competition in the markets in which we and our partners market CUBICIN, including marketing approvals for new products that will be competitive with CUBICIN; (v)  whether the U.S. Food and Drug Administration, or FDA, accepts proposed clinical trial protocols that may be achieved in a timely manner for additional studies of CUBICIN or any other drug candidate we seek to enter into clinical trials; (vi)  whether we will receive, and the potential timing of, regulatory approvals or clearances to market CUBICIN in other countries; (vii)  legislative and policy changes in the United States and other jurisdictions where our products are sold that may affect the ease of getting a new product or a new indication approved; (viii) changes in government reimbursement for our or our competitors’ products; (ix)  whether or not third parties may seek to market generic versions of our products by filing Abbreviated New Drug Applications, or ANDAs, with the FDA, and the results of any litigation that we file to defend and/or assert our patents against such generic companies; (x) our ability to conduct successful clinical trials in a timely manner; (xi) the effect that the results of ongoing or future clinical trials of CUBICIN may have on its acceptance in the medical community; (xii)  the ability of our third party manufacturers, including our single source provider of active pharmaceutical ingredient, or API, to manufacture sufficient quantities of CUBICIN in accordance with Good Manufacturing Practices and other requirements of the regulatory approvals for CUBICIN and at an acceptable cost; (xiii) our dependence upon collaborations with our partners and our partners’ ability to execute on development, regulatory and sales expectations in their territories; (xiv) our ability to finance our operations; (xv) the effectiveness of our sales force and our sales force’s ability to access targeted physicians; (xvi) potential costs resulting from product liability or other third party claims; (xvii) our ability to protect our proprietary technologies; (xviii)  our ability to integrate successfully the operations of any business that we may acquire and the potential impact of any future acquisition on our financial results; (xix) our ability to discover, acquire or in-license drug candidates and develop and achieve commercial success for drug candidates; and (xx) a variety of risks common to our industry, including ongoing regulatory review, public and investment community perception of the industry, legislative or regulatory changes, and our ability to attract and retain talented employees.

Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

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